EXHIBIT 99.1

Zoetis Reports Fourth Quarter and Full Year 2014 Results

•	Fourth Quarter 2014 Revenue of $1.3 Billion Increased 5% Compared to Fourth Quarter 2013

•	Fourth Quarter 2014 Reported Net Income of $126 Million, or $0.25 per Diluted Share, Increased 20% and 19%, respectively

•	Fourth Quarter 2014 Adjusted Net Income of $203 Million, or Adjusted Diluted EPS[1]
of $0.40, Increased 13% and 11%, respectively

•	Full Year 2014 Revenue of $4.8 Billion Increased 5%; Adjusted Net Income of $790 Million, or Adjusted Diluted EPS[1] of $1.57, Increased 11%

•	Full Year 2015 Guidance Updated to Revenue of $4.8 - $4.9 Billion and Adjusted Diluted EPS[1] of $1.61 - $1.68

FLORHAM PARK, NJ, Feb. 11, 2015 - Zoetis Inc. (NYSE: ZTS) today reported its financial results for the fourth quarter and full year 2014 and updated its guidance for full year 2015.

The company reported revenue of $1.3 billion for the fourth quarter of 2014, an increase of 5% from the fourth quarter of 2013; revenue reflected an operational2 increase of 9%, excluding the impact of foreign currency.

Net income for the fourth quarter of 2014 was $126 million, or $0.25 per diluted share, an increase of 20% and 19% respectively, compared to the fourth quarter of 2013. Adjusted net income1 for the fourth quarter of 2014 was $203 million, or $0.40 per diluted share, an increase of 13% and 11%, respectively. Adjusted net income for the fourth quarter of 2014 excludes the net impact of $77 million, or $0.15 per diluted share, for purchase accounting adjustments, acquisition-related costs and certain significant items. On an operational basis, adjusted net income for the fourth quarter of 2014 increased 12%, with foreign currency having a positive impact of 1 percentage point. In the fourth quarter, the company benefited from a lower than expected tax rate primarily due to the resolution of prior tax matters and the extension of the R&D tax credit; operational, adjusted pre-tax earnings for the fourth quarter declined 1%.

For full year 2014, the company reported revenue of $4.8 billion, an increase of 5% from the full year 2013. Revenue reflected an operational2 increase of 7%, with foreign currency having a negative impact of 2 percentage points.

Net income for the full year 2014 was $583 million, or $1.16 per diluted share, an increase of 16% and 15%, respectively, compared to the full year 2013. Adjusted net income for the full year 2014 was $790 million, or $1.57 per diluted share, an increase of 11%, compared to the adjusted full year 2013. Adjusted net income for

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the full year 2014 excludes the net impact of $207 million, or $0.41 per diluted share, for purchase accounting adjustments, acquisition-related costs and certain significant items. On an operational basis, adjusted net income for the full year 2014 increased 13%, with foreign currency having a negative impact of 2 percentage points. In the fourth quarter, the company benefited from a lower than expected tax rate primarily due to the resolution of prior tax matters and the extension of the R&D tax credit; operational, adjusted pre-tax earnings for the full year increased 10%.

EXECUTIVE COMMENTARY
“We completed a very successful year in 2014 as we continue to create value for shareholders, delivering operational growth of 7% in revenue and 13% in adjusted net income for the full year,” said Zoetis Chief Executive Officer Juan Ramón Alaix. “We generated growth across all four of our regional segments for the year based on our market-leading franchises and the continued adoption of our newer products. Our 9% operational growth in our livestock products for the year demonstrated very favorable market conditions for meat and dairy producers, and the value our premium medicines and vaccines bring to protecting animals and improving productivity.”

“On the companion animal side, we grew 4% operationally for the year, mainly driven by the introduction of APOQUEL and growth in emerging markets. This growth was tempered by additional competition in certain key product categories. We expect to see stronger performance in this area in the future as we significantly increase the supply of APOQUEL in April 2015 and continue our investment in discovering, acquiring and launching new products for companion animals.”

“The people of Zoetis take great pride and ownership in serving our customers and delivering results for our shareholders,” concluded Alaix. “As we enter the final stages of our stand-up, we will build on our leadership positions in animal health and continue to improve the efficiency and value of our business model.”

“In 2014, we continued to deliver on our total value proposition for shareholders - growing revenue faster than the market, growing adjusted net income faster than sales, and returning excess capital to our shareholders,” said Paul Herendeen, Executive Vice President and Chief Financial Officer of Zoetis. “We continued to see strong underlying growth in our business in the fourth quarter, and we see good sales momentum as we head into 2015, despite ongoing currency headwinds.”

“We are updating our full year guidance for 2015 to reflect foreign exchange rates as of late January, the closing of the Abbott Animal Health transaction, and other changes in our operating assumptions for 2015,” said Herendeen. “There continue to be opportunities to grow our revenue and improve our margins over the next few years as we finalize our manufacturing strategy and focus on continuous improvement in our operations.”

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QUARTERLY HIGHLIGHTS
Zoetis organizes and manages its business across four regional operating segments: the United States (U.S.); Europe/Africa/Middle East (EuAfME); Canada/Latin America (CLAR); and Asia/Pacific (APAC). Within each of these regional segments, the company delivers a diverse portfolio of products for livestock and companion animals tailored to local trends and customer needs.

In the fourth quarter of 2014:

•
Revenue in the U.S. was $589 million, an increase of 14% compared to the fourth quarter of 2013. Sales of livestock products grew 19%, led by strong anti-infective sales in cattle. Sales of swine products also saw notable growth as the result of new product introductions. Sales of companion animal products grew 7%, driven by APOQUEL® and other key brands such as CERENIA® and CONVENIA®. Growth was offset by competition to our RIMADYL® franchise and competitive pressure in vaccines and parasiticides.

•
Revenue in EuAfME was $294 million, a decrease of 1% on an operational basis compared to the fourth quarter of 2013.  Sales of livestock products declined 3% operationally as gains in swine products were offset by declines in poultry and cattle.  Growth in livestock product sales in southern Europe and Germany were offset primarily by sales declines in the UK and France. Overall, emerging markets saw strong livestock product sales, partially offset by a decline in sales in Russia.  Companion animal products generated growth of 2% operationally due to strong APOQUEL sales in Germany and the UK, as well as continued growth across the small animal portfolio of medicines.  This growth was tempered by the competitive environment for small animal vaccines in developed markets.

•
Revenue in CLAR was $239 million, an increase of 16% operationally compared to the fourth quarter of 2013. Overall for the segment, sales of livestock products grew 15% operationally and sales of companion animal products grew 18% operationally. The CLAR segment results were largely driven by growth in Canada, Brazil and Venezuela. Livestock products were driven by cattle sales in Canada as producers are taking advantage of strong profitability in the industry. Swine anti-infective sales also saw positive growth, primarily in Canada and Brazil. Sales of companion animal products benefited from growth in Venezuela and Brazil across all therapeutic areas.

•
Revenue in APAC was $187 million, an increase of 4% operationally compared to the fourth quarter of 2013.  Sales of livestock products grew 8% operationally, driven primarily by the growth of swine products in Southeast Asia, and sales of cattle and sheep products in Australia, including the launch of a new parasiticide.  Emerging markets performed well across the board, including China, despite soft market conditions in poultry and swine. Sales of companion animal products declined 6% operationally, primarily due to the termination of a distributor agreement in Japan and increased competition in parasiticides.

Zoetis continues to drive demand and strengthen its diverse portfolio of products through product lifecycle development, strong customer relationships and access to new markets and technologies. The company is focused on improving the performance and delivery of its current product lines; expanding product indications across species; pursuing approvals in new geographies; and developing innovative medicines, treatments and solutions for emerging diseases and unmet customer needs.

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Some recent highlights include:

•
Expanding the portfolio's reach - As part of developing the lifecycle of its products, Zoetis continues to receive approvals that help expand its key products into new markets or with new indications and formulations. In the fourth quarter, for example:

▪
The company received approval of new label claims in the U.S. for DRAXXIN® 25, an injectable anti-infective, which can now be used to treat bovine respiratory disease in small calves. DRAXXIN 25 contains a lower concentration of tulathromycin than standard DRAXXIN, making it easier to dose small calves. DRAXXIN 25 was first approved in the U.S. in November 2013 for treatment of swine respiratory disease (SRD) in nursery pigs by providing a lower concentration and making it optimized for use in small pigs to treat and control SRD.

▪
The company also received approval of additional label claims for its FOSTERA® PRRS vaccine for swine, with reproductive protection licensed in the U.S. FOSTERA PRRS is now licensed for whole herd protection against both the respiratory and reproductive forms of the disease caused by porcine reproductive and respiratory syndrome (PRRS) virus.

▪
In the fourth quarter in China, Zoetis launched SUVAXYN® MH-One, a vaccine for swine that was first approved in April 2014, to help in the prevention of Mycoplasma hyopneumoniae infections. This product adds to the company’s broad range of vaccines in the world’s largest market for swine production.

•
Strengthening our portfolio with business development - Zoetis recently completed the acquisition of the assets of Abbott Animal Health, a transaction that was announced in the fourth quarter. The products from Abbott focus on the veterinary surgical suite and strengthen Zoetis’ companion animal product portfolio, while expanding its diagnostics business. Zoetis continues to look at acquisitions as an important way to use capital to create long-term value for its shareholders and build more customized solutions for customers.

•
Advancing standards of care - Zoetis continues to be viewed as a partner of choice in the industry, advancing standards of animal care by forming research partnerships in areas like precision farming. In the fourth quarter, Zoetis announced its participation in a project with the UK Research Consortium to develop visual imaging methods and digital technologies to help improve the health and wellness of pig herds and enhance production efficiency.

FINANCIAL GUIDANCE AND COMMENTARY
Zoetis' guidance for full year 2015 reflects the company's confidence in the diversity of its portfolio, the strength of its business model, and its view of the evolving market conditions for animal health products this year.

Zoetis originally provided its financial guidance for full year 2015 in November 2014, and has updated guidance today to reflect foreign exchange rates as of late January, the recent completion of its acquisition of the assets of Abbott Animal Health, and other changes in its operating assumptions for 2015:

•	Revenue of between $4.8 billion to $4.9 billion

•	Reported diluted EPS for the full year of between $1.32 to $1.39 per share

•	Adjusted diluted EPS for the full year between $1.61 to $1.68 per share

Additional guidance on other items such as expenses and tax rate is included in the financial tables and will be discussed on the company's conference call this morning.

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WEBCAST & CONFERENCE CALL DETAILS
Zoetis will host a webcast and conference call at 8:30 a.m. (EST) today, during which company executives will review fourth quarter and full year financial results, discuss 2015 financial guidance, and respond to questions from financial analysts. Investors and the public may access the live webcast by visiting the Zoetis website at http://www.zoetis.com/events-and-presentations. A replay of the webcast will be archived and made available on Feb. 11, 2015.

About Zoetis
Zoetis (zô-EH-tis) is the leading animal health company, dedicated to supporting its customers and their businesses. Building on more than 60 years of experience in animal health, Zoetis discovers, develops, manufactures and markets veterinary vaccines and medicines, complemented by diagnostic products and genetic tests and supported by a range of services. In 2014, the company generated annual revenue of $4.8 billion. With approximately 10,000 employees worldwide at the beginning of 2015, Zoetis serves veterinarians, livestock producers and people who raise and care for farm and companion animals with sales of its products in 120 countries. For more information, visit www.zoetis.com.

1 Adjusted net income and adjusted diluted earnings per share (non-GAAP financial measures) are defined as reported net income attributable to Zoetis and reported diluted earnings per share, excluding purchase accounting adjustments, acquisition-related costs and certain significant items.

2 Operational revenue growth is defined as revenue growth excluding the impact of foreign exchange.

DISCLOSURE NOTICES
Forward-Looking Statements:  This press release contains forward-looking statements, which reflect the current views of Zoetis with respect to business plans or prospects, future operating or financial performance, expectations regarding products, future use of cash and dividend payments, and other future events. These statements are not guarantees of future performance or actions. Forward-looking statements are subject to risks and uncertainties. If one or more of these risks or uncertainties materialize, or if management's underlying assumptions prove to be incorrect, actual results may differ materially from those contemplated by a forward-looking statement. Forward-looking statements speak only as of the date on which they are made. Zoetis expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.  A further list and description of risks, uncertainties and other matters can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, including in the sections thereof captioned “Forward-Looking Information and Factors That May Affect Future Results” and “Item 1A. Risk Factors,” in our Quarterly Reports on Form 10-Q and in our Current Reports on Form 8-K. These filings and subsequent filings are available online at www.sec.gov, www.zoetis.com, or on request from Zoetis.

Use of Non-GAAP Financial Measures: We use non-GAAP financial measures, such as adjusted net income and adjusted diluted earnings per share, to assess and analyze our operational results and trends and to make financial and operational decisions. We believe these non-GAAP financial measures are also useful to investors because they provide greater transparency regarding our operating performance. The non-GAAP financial measures included in this press release should not be considered alternatives to measurements required by GAAP, such as net income, operating income, and earnings per share, and should not be considered measures of liquidity. These non-GAAP financial measures are unlikely to be comparable with non-GAAP information provided by other companies. Reconciliation of non-GAAP financial measures and

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GAAP financial measures are included in the tables accompanying this press release and are posted on our website at www.zoetis.com.

Internet Posting of Information: We routinely post information that may be important to investors in the 'Investors' section of our website at www.zoetis.com, on our Facebook page at http://www.facebook.com/zoetis and on Twitter @zoetis. We encourage investors and potential investors to consult our website regularly and to follow us on Facebook and Twitter for important information about us.

# # #

Media Contacts:	Investor Contact:
Bill Price	John O'Connor
1-973-443-2742 (o)	1-973-822-7088 (o)
william.price@zoetis.com	john.oconnor@zoetis.com

Elinore White
1-973-443-2835 (o)
elinore.y.white@zoetis.com

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ZOETIS INC.
CONSOLIDATED AND COMBINED STATEMENTS OF INCOME(a)
(UNAUDITED)
(millions of dollars, except per share data)

	Fourth Quarter			Full Year
	2014	2013	% Change	2014	2013	% Change
Revenue	$1,320	$1,254	5	$4,785	$4,561	5
Costs and expenses:
Cost of sales(b)	491	466	5	1,717	1,669	3
Selling, general and administrative expenses(b)	497	458	9	1,643	1,613	2
Research and development expenses(b)	124	121	2	396	399	(1)
Amortization of intangible assets(c)	14	15	(7)	60	60	—
Restructuring charges and certain acquisition-related costs	15	36	(58)	25	26	(4)
Interest expense	30	30	—	117	113	4
Other (income)/deductions–net	(6)	2	*	7	(9)	*
Income before provision for taxes on income	155	126	23	820	690	19
Provision for taxes on income	29	22	32	233	187	25
Net income before allocation to noncontrolling interests	126	104	21	587	503	17
Less: Net income (loss) attributable to noncontrolling interests	—	(1)	*	4	(1)	*
Net income attributable to Zoetis	$126	$105	20	$583	$504	16

Earnings per share—basic	$0.25	$0.21	19	$1.16	$1.01	15

Earnings per share—diluted	$0.25	$0.21	19	$1.16	$1.01	15

Weighted-average shares used to calculate earnings per share (in thousands)
Basic	501,560	500,007		501,055	500,002
Diluted	503,269	500,586		502,025	500,317

* Calculation not meaningful.

(a)
The consolidated and combined statements of income present the three and twelve months ended December 31, 2014 and 2013. Subsidiaries operating outside the United States are included for the three and twelve months ended November 30, 2014 and 2013.

(b)	Exclusive of amortization of intangible assets, except as discussed in footnote (c) below.

(c)
Amortization expense related to finite-lived acquired intangible assets that contribute to our ability to sell, manufacture, research, market and distribute products, compounds and intellectual property is included in Amortization of intangible assets as these intangible assets benefit multiple business functions. Amortization expense related to acquired intangible assets that are associated with a single function is included in Cost of sales, Selling, general and administrative expenses or Research and development expenses, as appropriate.

Certain amounts and percentages may reflect rounding adjustments.

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ZOETIS INC.
RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS
(UNAUDITED)
(millions of dollars, except per share data)

	Quarter Ended December 31, 2014
	GAAP Reported(1)	Purchase Accounting Adjustments	Acquisition- Related Costs(2)	Certain Significant Items(3)	Non-GAAP Adjusted(a)
Revenue	$1,320	$—	$—	$—	$1,320
Cost of sales(b)	491	(1)	—	(19)	471
Gross profit	829	1	—	19	849
Selling, general and administrative expenses(b)	497	(1)	—	(46)	450
Research and development expenses(b)	124	(1)	—	(1)	122
Amortization of intangible assets(c)	14	(10)	—	—	4
Restructuring charges and certain acquisition-related costs	15	—	(3)	(12)	—
Interest expense	30	—	—	—	30
Other (income)/deductions–net	(6)	—	—	—	(6)
Income before provision for taxes on income	155	13	3	78	249
Provision for taxes on income	29	4	1	12	46
Net income attributable to Zoetis	126	9	2	66	203
Earnings per common share attributable to Zoetis–diluted(d)	0.25	0.02	—	0.13	0.40

	Quarter Ended December 31, 2013
	GAAP Reported(1)	Purchase Accounting Adjustments	Acquisition- Related Costs(2)	Certain Significant Items(3)	Non-GAAP Adjusted(a)
Revenue	$1,254	$—	$—	$—	$1,254
Cost of sales(b)	466	—	—	(22)	444
Gross profit	788	—	—	22	810
Selling, general and administrative expenses(b)	458	1	—	(53)	406
Research and development expenses(b)	121	—	—	(2)	119
Amortization of intangible assets(c)	15	(12)	—	—	3
Restructuring charges and certain acquisition-related costs	36	—	(5)	(31)	—
Interest expense	30	—	—	—	30
Other (income)/deductions–net	2	—	—	(2)	—
Income before provision for taxes on income	126	11	5	110	252
Provision for taxes on income	22	4	2	45	73
Income from continuing operations	104	7	3	65	179
Net loss attributable to noncontrolling interests	(1)	—	—	—	(1)
Net income attributable to Zoetis	105	7	3	65	180
Earnings per common share attributable to Zoetis–diluted(d)	0.21	0.01	0.01	0.13	0.36

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ZOETIS INC.
RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS
(UNAUDITED)
(millions of dollars, except per share data)

	Twelve Months Ended December 31, 2014
	GAAP Reported(1)	Purchase Accounting Adjustments	Acquisition- Related Costs(2)	Certain Significant Items(3)	Non-GAAP Adjusted(a)
Revenue	$4,785	$—	$—	$—	$4,785
Cost of sales(b)	1,717	(4)	—	(33)	1,680
Gross profit	3,068	4	—	33	3,105
Selling, general and administrative expenses(b)	1,643	—	—	(136)	1,507
Research and development expenses(b)	396	(2)	—	(1)	393
Amortization of intangible assets(c)	60	(45)	—	—	15
Restructuring charges and certain acquisition-related costs	25	—	(8)	(17)	—
Interest expense	117	—	—	—	117
Other (income)/deductions–net	7	—	—	(18)	(11)
Income before provision for taxes on income	820	51	8	205	1,084
Provision for taxes on income	233	17	3	37	290
Income from continuing operations	587	34	5	168	794
Net income attributable to noncontrolling interests	4	—	—	—	4
Net income attributable to Zoetis	583	34	5	168	790
Earnings per common share attributable to Zoetis–diluted(d)	1.16	0.07	0.01	0.33	1.57

	Twelve Months Ended December 31, 2013
	GAAP Reported(1)	Purchase Accounting Adjustments	Acquisition- Related Costs(2)	Certain Significant Items(3)	Non-GAAP Adjusted(a)
Revenue	$4,561	$—	$—	$—	$4,561
Cost of sales(b)	1,669	(2)	—	(42)	1,625
Gross profit	2,892	2	—	42	2,936
Selling, general and administrative expenses(b)	1,613	1	—	(188)	1,426
Research and development expenses(b)	399	(1)	—	(7)	391
Amortization of intangible assets(c)	60	(46)	—	—	14
Restructuring charges and certain acquisition-related costs	26	—	(22)	(4)	—
Interest expense	113	—	—	—	113
Other (income)/deductions–net	(9)	—	—	1	(8)
Income before provision for taxes on income	690	48	22	240	1,000
Provision for taxes on income	187	16	8	81	292
Income from continuing operations	503	32	14	159	708
Net loss attributable to noncontrolling interests	(1)	—	—	—	(1)
Net income attributable to Zoetis	504	32	14	159	709
Earnings per common share attributable to Zoetis–diluted(d)	1.01	0.06	0.03	0.32	1.42

(a)
Non-GAAP adjusted net income and its components and non-GAAP adjusted diluted EPS are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS. Despite the importance of these measures to management in goal setting and performance measurement, non-GAAP adjusted net income and its components and non-GAAP adjusted diluted EPS are non-GAAP financial measures that have no standardized meaning prescribed by U.S. GAAP and, therefore, have limits in their usefulness to investors. Because of the non-standardized definitions, non-GAAP adjusted net income and its components and non-GAAP adjusted diluted EPS (unlike U.S. GAAP net income and its components and diluted EPS) may not be comparable to the calculation of similar measures of other companies. Non-GAAP adjusted net income and its components and non-GAAP adjusted diluted EPS are presented solely to permit investors to more fully understand how management assesses performance.

(b)	Exclusive of amortization of intangible assets, except as discussed in footnote (c) below.

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(c)
Amortization expense related to finite-lived acquired intangible assets that contribute to our ability to sell, manufacture, research, market and distribute products, compounds and intellectual property is included in Amortization of intangible assets as these intangible assets benefit multiple business functions. Amortization expense related to acquired intangible assets that are associated with a single function is included in Cost of sales, Selling, general and administrative expenses or Research and development expenses, as appropriate.

(d)	EPS amounts may not add due to rounding.
See Notes to Reconciliation of GAAP Reported to Non-GAAP Adjusted Information for notes (1), (2) and (3).
Certain amounts may reflect rounding adjustments.

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ZOETIS INC.
NOTES TO RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS
(UNAUDITED)
(millions of dollars)

(1)
The consolidated and combined statements of income present the three and twelve months ended December 31, 2014 and 2013. Subsidiaries operating outside the United States are included for the three and twelve months ended November 30, 2014 and 2013.

(2)	Acquisition-related costs include the following:

	Fourth Quarter		Full Year
	2014	2013	2014	2013
Integration costs(a)	$3	$6	$8	$22
Restructuring charges(b)	—	(1)	—	—
Total acquisition-related costs—pre-tax	3	5	8	22
Income taxes(c)	1	2	3	8
Total acquisition-related costs—net of tax	$2	$3	$5	$14

(a)
Integration costs represent external, incremental costs directly related to integrating acquired businesses and primarily include expenditures for consulting and the integration of systems and processes. All of these costs are included in Restructuring charges and certain acquisition-related costs.

(b)
Restructuring charges are associated with employees, assets and activities that will not continue with the company. All of these costs are included in Restructuring charges and certain acquisition-related costs.

(c)
Included in Provision for taxes on income. Income taxes include the tax effect of the associated pre-tax amounts, calculated by determining the jurisdictional location of the pre-tax amounts and applying that jurisdiction's applicable tax rate.

(3) Certain significant items include the following:

	Fourth Quarter		Full Year
	2014	2013	2014	2013
Restructuring charges(a)	$13	$7	$17	$(20)
Implementation costs and additional depreciation—asset restructuring(b)	—	5	1	8
Certain asset impairment charges(c)	—	19	6	20
Net gain on sale of assets(d)	(2)	—	(5)	(6)
Stand-up costs(e)	62	61	168	206
Inventory and intercompany write-offs(f)	—	17	—	24
Other(g)	5	1	18	8
Total certain significant items—pre-tax	78	110	205	240
Income taxes(h)	12	45	37	81
Total certain significant items—net of tax	$66	$65	$168	$159

(a)
Represents charges incurred for restructuring and cost-reduction/productivity initiatives. For the three and twelve months ended December 31, 2014, represents employee severance costs in Europe and our global manufacturing operations. For the twelve months ended December 31, 2013, includes a decrease in employee termination expenses relating to the reversal of a previously established termination reserve related to our operations in Europe. Included in Restructuring charges and certain acquisition-related costs.

(b)
Represents the impact of changes in the estimated lives of assets involved in restructuring actions and cost-reduction/productivity initiatives. For the twelve months ended December 31, 2014, included in Research and development expenses. For the three months ended December 31, 2013, included in Restructuring charges and certain acquisition-related costs. For the twelve months ended December 31, 2013, included in Cost of sales ($1 million), Selling, general and administrative expenses ($2 million) and Restructuring charges and certain acquisition-related costs ($5 million).

(c)
For the twelve months ended December 31, 2014, represents an impairment charge related to an IPR&D project acquired with the FDAH acquisition in 2009 and is included in Other (income)/deductions—net. For the three months ended December 31, 2013, primarily represents charges related to restructuring initiatives and is included in Restructuring charges and certain acquisition-related costs. For the twelve months ended December 31, 2013, primarily represents charges related to restructuring initiatives and is included in Restructuring charges and certain acquisition-related costs ($19 million) and Other (income)/deductions—net ($1 million).

(d)
For the three months ended December 31, 2014, represents the net gain on the government-mandated sale of certain product rights in Argentina that were acquired with the FDAH acquisition in 2009 and is included in Other (income)/deductions—net. For the twelve months ended December 31, 2014, primarily represents the Zoetis portion of a net gain on the sale of land by our Taiwan joint venture ($3 million) and the net gain on the government-mandated sale of certain product rights in Argentina that were acquired with the FDAH acquisition in 2009 ($2 million), and is included in Other (income)/deductions—net. For the twelve months ended December 31, 2013, represents the net gain on the government-mandated sale of certain product rights in Brazil that were acquired with the FDAH acquisition in 2009, and is included in Other (income)/deductions—net.

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(e)
Represents certain nonrecurring costs related to becoming an independent public company, such as new branding (including changes to the manufacturing process for required new packaging), the creation of standalone systems and infrastructure, site separation, and certain legal registration and patent assignment costs. For the three months ended December 31, 2014, included in Cost of sales ($18 million), Selling, general and administrative expenses ($41 million), and Other (income)/deductions—net ($3 million). For the twelve months ended December 31, 2014, included in Cost of sales ($32 million), Selling, general and administrative expenses ($131 million), and Other (income)/deductions—net ($5 million). For the three months ended December 31, 2013, included in Cost of sales ($10 million), Selling, general and administrative expenses ($48 million), Research and development expenses ($2 million) and Other (income)/deductions—net ($1 million). For the twelve months ended December 31, 2013, included in Cost of sales ($21 million), Selling, general and administrative expenses ($177 million), Research and development expenses ($7 million) and Other (income)/deductions—net ($1 million)

(f)
For the three months ended December 31, 2013, included in Cost of sales ($12 million) and Selling, general and administrative expenses ($5 million). For the twelve months ended December 31, 2013, included in Cost of sales ($19 million) and Selling, general and administrative expenses ($5 million).

(g)
For the three months ended December 31, 2014, represents charges due to unusual investor-related activities. For the twelve months ended December 31, 2014, primarily includes a charge associated with a commercial settlement in Mexico ($13 million), partially offset by the insurance recovery ($1 million income), charges due to unusual investor-related activities ($5 million), a pension plan settlement charge related to the divestiture of a manufacturing plant ($4 million), and an insurance recovery of other litigation related charge ($2 million income). For the twelve months ended December 31, 2013, primarily represents litigation-related charges ($5 million) and charges related to transitional manufacturing purchase agreements associated with divestitures ($1 million).

(h)
Included in Provision for taxes on income. Income taxes include the tax effect of the associated pre-tax amounts, calculated by determining the jurisdictional location of the pre-tax amounts and applying that jurisdiction's applicable tax rate.

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ZOETIS INC.
ADJUSTED SELECTED COSTS AND EXPENSES(a)
(UNAUDITED)
(millions of dollars)

			% Change
	Fourth Quarter		(Favorable)/Unfavorable
	2014	2013	Total	Foreign Exchange	Operational
Adjusted cost of sales	$471	$444	6%	(6)%	12%
As a percent of revenue	35.7%	35.4%	NA	NA	NA
Adjusted SG&A expenses	450	406	11%	(3)%	14%
Adjusted R&D expenses	122	119	3%	(1)%	4%
Adjusted net income attributable to Zoetis	203	180	13%	1%	12%

			% Change
	Full Year		(Favorable)/Unfavorable
	2014	2013	Total	Foreign Exchange	Operational
Adjusted cost of sales	$1,680	$1,625	3%	(4)%	7%
As a percent of revenue	35.1%	35.6%	NA	NA	NA
Adjusted SG&A expenses	1,507	1,426	6%	(1)%	7%
Adjusted R&D expenses	393	391	1%	—%	1%
Adjusted net income attributable to Zoetis	790	709	11%	(2)%	13%

(a)
Adjusted cost of sales, adjusted selling, general, and administrative (SG&A) expenses, adjusted research and development (R&D) expenses, and adjusted net income attributable to Zoetis are defined as the corresponding reported U.S. generally accepted accounting principles (GAAP) income statement line items excluding purchase accounting adjustments, acquisition-related costs, and certain significant items. Reconciliations of certain reported to adjusted information for the three and twelve months ended December 31, 2014 and 2013 are provided in the materials accompanying this report. These adjusted income statement line item measures are not, and should not be viewed as, substitutes for the corresponding U.S. GAAP line items.

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ZOETIS INC.
2015 GUIDANCE

Selected Line Items (millions of dollars, except per share amounts)	As provided on Investor Day on November 18, 2014	Foreign Exchange(a)	Other	Abbott(b)	Updated Full Year 2015
Revenue	$4,850 to $4,950	($125)		$75	$4,800 to $4,900
Operational growth	6.5% to 8.5%				6.5% to 8.5%
Adjusted cost of sales as a percentage of revenue(c)	Approximately 35.5%			0.5%	35.5% to 36.0%
Adjusted SG&A expenses(c)	$1,470 to $1,520	($35)	($35)	$20	$1,420 to $1,470
Adjusted R&D expenses(c)	$385 to $405	($5)		$5	$385 to $405
Adjusted interest expense and other (income)/deductions(c)	Approximately $110				Approximately $110
Effective tax rate on adjusted income(c)	Approximately 29%				Approximately 29%
Adjusted diluted EPS(c)	$1.61 to $1.68	($0.06)	$0.05	$0.01	$1.61 to $1.68
Adjusted net income(c)	$810 to $845	($30)	$25	$5	$810 to $845
Operational growth	12% to 16%				11% to 16%
Certain significant items(d) and acquisition-related costs	$130 to $150			$10	$140 to $160
Reported diluted EPS	$1.36 to $1.43	($0.06)	$0.05	($0.03)	$1.32 to $1.39

In updating our guidance for full year 2015, we have considered current exchange rates and other factors.

A reconciliation of 2015 adjusted net income and adjusted diluted EPS guidance to 2015 reported net income attributable to Zoetis and reported diluted EPS guidance follows:

Full Year 2015 Guidance
(millions of dollars, except per share amounts)	Net Income	Diluted EPS
Adjusted net income/diluted EPS(c) guidance	~$810 - $845	~$1.61 - $1.68
Purchase accounting adjustments	~(35)	~(0.07)
Certain significant items(d) and acquisition-related costs	~(105 - 120)	~(0.21 - 0.24)
Reported net income attributable to Zoetis/diluted EPS guidance	~$665 - $700	~$1.32 - $1.39

(a)	Reflects the impact of changes between mid-November 2014 and current foreign exchange rates.

(b)	Reflects the expected impact of acquiring the assets of Abbott Animal Health, subject to the final purchase price allocation.

(c)
Adjusted net income and its components and adjusted diluted EPS are defined as reported U.S. generally accepted accounting principles (GAAP) net income and its components and reported diluted EPS excluding purchase accounting adjustments, acquisition-related costs and certain significant items. Adjusted cost of sales, adjusted selling, general and administrative (SG&A) expenses, adjusted research and development (R&D) expenses, adjusted interest expense and adjusted other (income)/deductions are income statement line items prepared on the same basis, and, therefore, components of the overall adjusted income measure. Despite the importance of these measures to management in goal setting and performance measurement, adjusted net income and its components and adjusted diluted EPS are non-GAAP financial measures that have no standardized meaning prescribed by U.S. GAAP and, therefore, have limits in their usefulness to investors. Because of the non-standardized definitions, adjusted net income and its components and adjusted diluted EPS (unlike U.S. GAAP net income and its components and diluted EPS) may not be comparable to the calculation of similar measures of other companies. Adjusted net income and its components and adjusted diluted EPS are presented solely to permit investors to more fully understand how management assesses performance. Adjusted net income and its components and adjusted diluted EPS are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS.

(d)
Primarily includes certain nonrecurring costs related to becoming an independent public company, such as new branding (including changes to the manufacturing process for required new packaging), the creation of standalone systems and infrastructure, site separation, certain legal registration and patent assignment costs, as well as other charges.

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ZOETIS INC.
CONSOLIDATED REVENUE BY SEGMENT(a) AND SPECIES
(UNAUDITED)
(millions of dollars)

	Fourth Quarter		% Change
	2014	2013	Total	Foreign Exchange	Operational
Revenue:
Livestock	$904	$844	7%	(4)%	11%
Companion Animal	405	394	3%	(2)%	5%
Contract Manufacturing	11	16	(31)%	(8)%	(23)%
Total Revenue	$1,320	$1,254	5%	(4)%	9%

U.S.
Livestock	$368	$310	19%	—%	19%
Companion Animal	221	206	7%	—%	7%
Total U.S. Revenue	$589	$516	14%	—%	14%

EuAfME
Livestock	$199	$215	(7)%	(4)%	(3)%
Companion Animal	95	99	(4)%	(6)%	2%
Total EuAfME Revenue	$294	$314	(6)%	(5)%	(1)%

CLAR
Livestock	$196	$184	7%	(8)%	15%
Companion Animal	43	39	10%	(8)%	18%
Total CLAR Revenue	$239	$223	7%	(9)%	16%

APAC
Livestock	$141	$135	4%	(4)%	8%
Companion Animal	46	50	(8)%	(2)%	(6)%
Total APAC Revenue	$187	$185	1%	(3)%	4%

Livestock:
Cattle	$540	$496	9%	(3)%	12%
Swine	199	189	5%	(4)%	9%
Poultry	140	139	1%	(3)%	4%
Other	25	20	25%	(5)%	30%
Total Livestock Revenue	$904	$844	7%	(4)%	11%

Companion Animal:
Horses	$55	$55	—%	(2)%	2%
Dogs and Cats	350	339	3%	(3)%	6%
Total Companion Animal Revenue	$405	$394	3%	(2)%	5%

(a)
For a description of each segment, see Note 18A to Zoetis' consolidated and combined financial statements included in Zoetis' Form 10-K for the year ended December 31, 2013. Beginning in the first quarter of 2014, contract manufacturing is presented separately and we have revised our segment results for the comparable 2013 period.

Certain amounts and percentages may reflect rounding adjustments.

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ZOETIS INC.
CONSOLIDATED REVENUE BY SEGMENT(a) AND SPECIES
(UNAUDITED)
(millions of dollars)

	Full Year		% Change
	2014	2013	Total	Foreign Exchange	Operational
Revenue:
Livestock	$3,103	$2,916	6%	(3)%	9%
Companion Animal	1,632	1,592	3%	(1)%	4%
Contract Manufacturing	50	53	(6)%	(1)%	(5)%
Total Revenue	$4,785	$4,561	5%	(2)%	7%

U.S.
Livestock	$1,163	$1,034	12%	—%	12%
Companion Animal	896	868	3%	—%	3%
Total U.S. Revenue	$2,059	$1,902	8%	—%	8%

EuAfME
Livestock	$772	$762	1%	(1)%	2%
Companion Animal	369	353	5%	1%	4%
Total EuAfME Revenue	$1,141	$1,115	2%	—%	2%

CLAR
Livestock	$633	$605	5%	(8)%	13%
Companion Animal	182	173	5%	(8)%	13%
Total CLAR Revenue	$815	$778	5%	(8)%	13%

APAC
Livestock	$535	$515	4%	(4)%	8%
Companion Animal	185	198	(7)%	(5)%	(2)%
Total APAC Revenue	$720	$713	1%	(4)%	5%

Livestock:
Cattle	$1,747	$1,628	7%	(3)%	10%
Swine	695	652	7%	(2)%	9%
Poultry	568	551	3%	(3)%	6%
Other	93	85	9%	(4)%	13%
Total Livestock Revenue	$3,103	$2,916	6%	(3)%	9%

Companion Animal:
Horses	$182	$179	2%	(1)%	3%
Dogs and Cats	1,450	1,413	3%	(1)%	4%
Total Companion Animal Revenue	$1,632	$1,592	3%	(1)%	4%

(a)
For a description of each segment, see Note 18A to Zoetis' consolidated and combined financial statements included in Zoetis' Form 10-K for the year ended December 31, 2013. Beginning in the first quarter of 2014, contract manufacturing is presented separately and we have revised our segment results for the comparable 2013 period.

Certain amounts and percentages may reflect rounding adjustments.

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ZOETIS INC.
SEGMENT EARNINGS(a)
(UNAUDITED)
(millions of dollars)

	Fourth Quarter		% Change
	2014	2013	Total	Foreign Exchange	Operational
U.S.	$327	$272	20%	—%	20%
EuAfME	106	115	(8)%	(4)%	(4)%
CLAR	90	80	13%	(7)%	20%
APAC	69	68	1%	(5)%	6%
Total Reportable Segments	592	535	11%	(2)%	13%

Other business activities(b)	(93)	(87)	7%
Reconciling Items:
Corporate(c)	(173)	(175)	(1)%
Purchase accounting adjustments(d)	(13)	(11)	18%
Acquisition-related costs(e)	(3)	(5)	(40)%
Certain significant items(f)	(78)	(110)	(29)%
Other unallocated(g)	(77)	(21)	*
Total Earnings(h)	$155	$126	23%

	Full Year		% Change
	2014	2013	Total	Foreign Exchange	Operational
U.S.	$1,176	$1,045	13%	—%	13%
EuAfME	437	412	6%	(1)%	7%
CLAR	310	266	17%	—%	17%
APAC	278	271	3%	(6)%	9%
Total Reportable Segments	2,201	1,994	10%	(2)%	12%

Other business activities(b)	(314)	(312)	1%
Reconciling Items:
Corporate(c)	(571)	(567)	1%
Purchase accounting adjustments(d)	(51)	(48)	6%
Acquisition-related costs(e)	(8)	(22)	(64)%
Certain significant items(f)	(205)	(240)	(15)%
Other unallocated(g)	(232)	(115)	*
Total Earnings(h)	$820	$690	19%
* Calculation not meaningful

(a)
For a description of each segment, see Note 18A to Zoetis' consolidated and combined financial statements included in Zoetis' Form 10-K for the year ended December 31, 2013. Beginning in the first quarter of 2014, contract manufacturing is presented separately and we have revised our segment results for the comparable 2013 period.

(b)	Other business activities reflect the research and development costs managed by our Research and Development organization as well as our contract manufacturing business.

(c)	Corporate includes, among other things, administration expenses, interest expense, certain compensation and other costs not charged to our operating segments.

(d)	Purchase accounting adjustments include certain charges related to intangible assets and property, plant and equipment not charged to our operating segments.

(e)
Acquisition-related costs can include costs associated with acquiring, integrating and restructuring newly acquired businesses, such as transaction costs, integration costs, restructuring charges and additional depreciation associated with asset restructuring.

(f)
Certain significant items are substantive, unusual items that, either as a result of their nature or size, would not be expected to occur as part of our normal business on a regular basis. Such items primarily include certain costs related to becoming an independent public company, restructuring charges and implementation costs associated with our cost-reduction/productivity initiatives that are not associated with an acquisition, certain legal and commercial settlements, and the impact of divestiture-related gains and losses.

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(g)	Includes overhead expenses associated with our manufacturing operations not directly attributable to an operating segment.

(h)	Defined as income before provision for taxes on income.
Certain amounts and percentages may reflect rounding adjustments.

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